Exhibit 99.1

NEWS R E L E A S E

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Closes Private Placement of $550 Million of 6.250% Senior Notes due 2026

MECHANICSBURG, PENNSYLVANIA — August 1, 2019 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) has completed its private placement of $550.0 million aggregate principal amount of its 6.250% Senior Notes due 2026.

Select intends to use a portion of the net proceeds of the offering, together with a portion of the proceeds from a $500.0 million incremental term loan, to redeem in full the $710.0 million aggregate principal amount of Select’s outstanding 6.375% Senior Notes due 2021 at the applicable redemption price of 100% of the principal amount thereof, plus interest accrued to, but excluding, the date of redemption, and used such net proceeds to repay in full the outstanding borrowings under Select’s revolving credit facility, including any accrued and unpaid interest thereon, and to pay related fees and expenses.

The notes and related guarantees were sold in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation